EXHIBIT 99.1
News
For Immediate Release April 28, 2005	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS FIRST QUARTER DILUTED EARNINGS PER SHARE OF $0.73 ON SALES OF $250.8 MILLION
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NEW YORK, April 28--Minerals Technologies Inc. (NYSE: MTX) today reported first quarter diluted earnings per common share of $0.73, a 20-percent increase from the $0.61 reported in the first quarter of 2004, including a prior year restructuring charge of $0.02 per share. Net income for the quarter was $15.2 million, which was 21 percent higher than the $12.6 million reported in the same period a year ago.

          Worldwide sales were $250.8 million, a 20-percent increase over $209.5 million reported in the first quarter of 2004. Foreign exchange had a favorable impact of approximately $5.8 million on sales, or 3 percentage points of growth. For the quarter, operating income was $24.1 million compared with $20.1 million for the same period last year, a 20-percent increase. The company saw improved industry demand across all product lines. Growth in sales and operating income also benefited from five additional business days in the 2005 first quarter as compared with the prior year.

          "We are pleased with our first quarter financial performance," said Paul R. Saueracker, chairman, president and chief executive officer. "We saw improved conditions in the industries we serve; however, we continue to experience high raw material and energy costs. We also continue to incur start-up costs for the merchant precipitated calcium carbonate facility in Germany, as well as higher litigation expenses. Furthermore, we also incurred initial start-up costs for the two new satellite plants in China. All of these factors had an adverse effect on our operating ratios."

          Sales in the Specialty Minerals segment, which includes the company's Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 18 percent to $169.8 million from $143.7 million in the first quarter of 2004. Income from operations increased 21 percent to $16.4 million from $13.5 million in the same period last year.

          Worldwide sales of PCC grew 19 percent to $134.0 million from $112.3 million in the first quarter of 2004. Foreign exchange had a favorable impact on sales of approximately 3 percentage points of growth.

          "Our Paper PCC volumes showed strong growth in North America, Europe and Asia," said Mr. Saueracker. "In addition, we are now commissioning two satellite PCC plants at paper mills in China owned by APP China, both of which should be operational by mid-year. These satellites will add 8 additional units of capacity, with a unit representing between 25,000 and 35,000 tons of PCC."

          Sales of Specialty PCC grew 19 percent to $14.3 million over the same period in 2004, as performance improved at all three of the company's manufacturing facilities for this product line.

          Worldwide sales of Processed Minerals products increased 14 percent in the first quarter to $35.8 million from $31.4 million in the same period in the prior year. This increase was attributable primarily to the continued strong demand from the residential construction-related industries and from polymer and health-care applications for the company's talc products. The company's talc sales increased approximately 23 percent to $14.0 million from $11.4 million in the prior year.

          Sales of Refractories segment products, which are used primarily in the steel industry, increased 23 percent to $81.0 million from $65.8 million in the first quarter of 2004. Foreign exchange had a favorable impact of approximately 3 percentage points of sales growth. Sales of refractory products and systems to steel and other industrial applications increased 20 percent to $64.4 million from $53.5 million. Sales of metallurgical products within the Refractories segment increased 35 percent to $16.6 million as compared with $12.3 million in the same period last year. This increase was attributable to a combination of price increases due to the substantial escalation in the cost of raw materials for this product line and volume growth. Income from operations for the Refractories segment increased 17 percent to $7.7 million from $6.6 million in the first quarter of 2004.

          "The company experienced good growth in refractory sales in all regions of the world, but we are still faced with higher costs for raw materials," said Mr. Saueracker. "The construction of a 100,000-ton refractories manufacturing plant in China is underway and is expected to be operational in the fourth quarter. We expect this facility to service the growing Chinese steel market while being nearer to our raw material supply.

          "A key development program-- our Synsil® products family of composite minerals for the glass industry--is accelerating," said Mr. Saueracker. "On March 17, we signed a commercial contract with a glass manufacturer, which triggered the announcement that we would construct a 200,000-ton manufacturing plant for Synsil® products in Chester, South Carolina. This merchant plant, expected to be operational during the fourth quarter, will initially provide the material to the glass manufacturer that signed a multi-year contract. The company now has four commercial contracts for Synsil® products. We continue to run, evaluate and plan trials with other glassmakers."

          Mr. Saueracker concluded: "We are generally pleased with our financial performance for the start of 2005, especially since the first quarter has historically been our most challenging. Despite continued high raw material and energy costs, we are confident that if the economy remains stable we will continue our growth in sales and earnings in 2005."

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Minerals Technologies will sponsor a conference call tomorrow, April 29, at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
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This press release contains some forward-looking statements; in particular statements of anticipated changes in the business environment in which the company operates and in the company's future operating rates. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2004 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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	MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEET

	ASSETS

	(In Thousands of Dollars)
		April 3,	December 31,
		2005*	2004**

	Current assets:
	Cash & cash equivalents	90,981	105,767
	Short-term investments	--	7,200
	Accounts receivable, net	176,589	156,276
	Inventories	112,119	106,125
	Prepaid expenses and other current assets	26,333	20,303
	Total current assets	406,022	395,671

	Property, plant and equipment	1,334,609	1,330,176
	Less accumulated depreciation	724,197	715,891
	Net property, plant & equipment	610,412	614,285

	Goodwill	53,382	53,729
	Prepaid benefit costs	60,671	61,617
	Other assets and deferred charges	29,946	29,600

	Total assets	1,160,433	1,154,902

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt	40,682	33,917
	Accounts payable	58,282	56,381
	Other current liabilities	61,341	62,555
	Total current liabilities	160,305	152,853

	Long-term debt	93,903	94,811
	Other non-current liabilities	110,803	107,925
	Total liabilities	365,011	355,589

	Total shareholders' equity	795,422	799,313

	Total liabilities and shareholders' equity	1,160,433	1,154,902

*	Unaudited.
**	Condensed from audited financial statements.

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES CONSOLIDATED STATEMENT OF INCOME (thousands of dollars, except per share data) (unaudited)

	First Quarter		%
	2005	2004	Growth

Net sales	$250,816	$209,473	20
Operating costs and expenses:
Cost of goods sold	192,985	159,807	21
Marketing and administrative expenses	26,618	22,211	20
Research and development expenses	7,154	6,817	5
Restructuring charges	0	572	N/A

Income from operations	24,059	20,066	20
Non-operating deductions - net	1,218	1,565	(22)

Income before provision for taxes on income and minority interests	22,841	18,501	23

Provision for taxes on income	7,126	5,500	30

Minority interests	477	411	16

Net income	$15,238	$12,590	21

Weighted average number of common shares outstanding:
Basic	20,530	20,479

Diluted	20,798	20,716

Earnings per share:

Basic earnings per share	$0.74	$0.61	21

Diluted earnings per share	$0.73	$0.61	20

Cash dividends declared per common share	$0.05	$0.05

1) For the periods ended April 3, 2005 and March 28, 2004.
2) Sales increased 27% in the United States in the first quarter of 2005. International sales increased approximately 9% in the first quarter of 2005.
3) The Company recorded restructuring charges of $0.6 million in the first quarter of 2004 related to the program announced in December 2003. These charges relate to workforce reductions from business units and organization levels throughout the Company's worldwide operations.
4) The results of operations for the interim period ended April 3, 2005 are not necessarily indicative of the results that ultimately might be achieved for the current year.
5) The analyst conference call to discuss operating results for the first quarter is scheduled for April 29, 2005 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.